                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          LIFE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          LIFE FINANCIAL CORPORATION
                         10540 Magnolia Avenue, Suite B
                          Riverside, California 92505
                                 (909) 637-4000

                                                                    May 17, 1999

Fellow Stockholders:

     You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of LIFE Financial Corporation (the "Company"), which will be held on June 10, 1999, at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, 3433 Parkside Drive, San Bernardino, California.

     The attached Notice of the Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Deloitte & Touche LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

     The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote "FOR" the nominees as director specified under Proposal 1 and "FOR" Proposal 2.

     Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

     On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

Best Regards,


/s/ DANIEL L. PERL

Daniel L. Perl
President, Chief Executive Officer
and Director

                           LIFE FINANCIAL CORPORATION
                             10540 Magnolia Avenue
                          Riverside, California 92505
                                 (909) 637-4000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 10, 1999


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of LIFE Financial Corporation (the "Company") will be held on June 10, 1999, at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, 3433 Parkside Drive, San Bernardino, California.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

     1. The election of two directors for a term of three years or until their successors are elected and qualified;

     2. The ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

     3. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established May 10, 1999, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the Common Stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at the administrative offices of the Company, 10540 Magnolia Avenue, Riverside, California 92505, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                         By Order of the Board of Directors


                                         /s/ JEFFREY BLAKE

                                         Jeffrey Blake
                                         Corporate Secretary
                                         Vice President

Riverside, California
May 17, 1999

                           LIFE FINANCIAL CORPORATION


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 June 10, 1999


Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to stockholders of LIFE Financial Corporation (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of stockholders (the "Annual Meeting"), to be held on June 10, 1999 at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, 3433 Parkside Drive, San Bernardino, California and at any adjournments thereof. The 1999 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1998, accompanies this Proxy Statement, which is first being mailed to recordholders on or about May 17, 1999.

     Regardless of the number of shares of Common Stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted FOR the election of the nominees for director named in this proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ended December 31, 1999.

     Other than the matters set forth on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, ChaseMellon

Shareholder Services, L.L.C., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, Life Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

     The close of business on May 10, 1999 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,483,145 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of the directors set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD" authority to vote for the nominees being proposed. Under Delaware law and the Company's bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for the nominee being proposed is withheld.

     As to the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company set forth in Proposal 2, and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item. Under the Company's bylaws, unless otherwise required by law, all such matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or
(b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company for safekeeping.

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on April 28, 1999 or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange
Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of April 28, 1999.

                                   Name and Address of              Amount and Nature of      Percent of
    Title of Class                  Beneficial Owner                Beneficial Ownership       Class(3)
-----------------------  ---------------------------------------  ------------------------  --------------
Common Stock             Financial Stocks, Inc.                           621,500 (1)             9.6%
                         507 Carew Tower
                         Cincinnati, Ohio  45208
Common Stock             FMR Corp.                                        620,600 (2)             9.6%
                         82 Devonshire Street
                         Boston, MA  02109

________________________
(1) As disclosed on a Schedule 13D Amendment No. 3 filed on March 16, 1998. Financial Stocks, Inc. is general partner of Financial Stocks Limited Partnership and the discretionary investment advisor of Rising Stars Offshore Fund. Of the 621,500 shares, 586,425 shares are owned of record by Financial Stocks Limited Partnership and 35,075 shares are owned by Rising Stars Offshore Fund.
(2)  As disclosed on a Schedule 13G Amendment No. 1 filed on February 12, 1999.
(3) As of April 28, 1999, there were 6,483,145 shares of Common Stock outstanding.

Interest of Certain Persons in Matters to be Acted Upon

          All persons standing for election as director were unanimously nominated by the Nominating Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.


                    PROPOSALS TO BE VOTED ON AT THE MEETING

                       PROPOSAL 1.  ELECTION OF DIRECTORS

          The Board of Directors of the Company currently consists of five (5) directors and is divided into three classes. With the exception of Robert K. Riley, each of the five members of the Board of Directors of the Company also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

          The nominees proposed for election at this Annual Meeting are Ronald G. Skipper and Daniel L. Perl.

          In the event that either of the nominees is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that the persons named will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Nominees and Continuing Directors

          The following table sets forth, as of April 28, 1999, the names of the nominees, continuing directors and Named Executive Officers (as defined herein) as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of the Bank, the year in which their terms (or in the case of the nominees, their proposed term) as director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of April 28, 1999.

                                                                     Shares of
     Name and Principal                             Expiration     Common Stock
   Occupation at Present               Director     of Term as     Beneficially        Percent of
  and for Past Five Years      Age     Since(1)      Director       Owned(2)(3)         Class(4)
----------------------------  ------  -----------  -------------  ---------------  ------------------
NOMINEES

Ronald G. Skipper                 58      1983           2002          132,000              2.0%
Chairman of the Board of
 the Company.  Mr. Skipper
 is a self-employed
 attorney and has been
 practicing law for 32
 years.

Daniel L. Perl                    50      1996           2002          102,322              1.6%
President and Chief
 Executive Officer of the
 Company and the Bank.  Mr.
 Perl joined the Bank in
 1994 as Senior Vice
 President and Chief Loan
 Officer and was named to
 his current position in
 1996.  From 1991 to 1993,
 Mr. Perl was a Senior Vice
 President with WCP Trading
 Corporation.

CONTINUING DIRECTORS

Milton E. Johnson                 61      1983           2001          114,526              1.8%
Mr. Johnson has been the
 President of Home Lumber
 Company, a building
 materials supplier, since
 1960.  He has been a
 partner in Central Nevada
 Hay Company since 1987.

Edgar C. Keller                   78      1983           2001           51,522               *
Mr. Keller was appointed to
 fill a vacancy on the
 Company's Board of
 Directors in February
 1999.  He has been a
 Director of the Bank since
 1983.  He has been a
 self-employed attorney,
 retiring from private
 practice in 1996.

John D. Goddard                   60      1988           2000          179,276              2.8%
Mr. Goddard has been
 President of Goddard
 Accounting Corporation
 since 1962.

                                                                     Shares of
     Name and Principal                             Expiration     Common Stock
   Occupation at Present               Director     of Term as     Beneficially        Percent of
  and for Past Five Years      Age     Since(1)      Director       Owned(2)(3)         Class(4)
----------------------------  ------  -----------  -------------  ---------------  ------------------

Robert K. Riley                   38      1997           2000                -                -
In January 1999, Mr. Riley
 resigned from his position
 as Managing Director of
 Life Capital Markets to
 become a Principal of
 Ranier Capital.  Mr. Riley
 is co-founder and the
 former Chief Executive
 Officer of Millenium Asset
 Management, L.L.C., an
 SEC-registered investment
 advisory firm.  From 1992
 to 1996, Mr. Riley worked
 for the Millenium Group, a
 financial consulting firm.

NAMED EXECUTIVE OFFICERS

Joseph R.L. Passerino             44         -              -            3,651               *
Senior Vice President of
 the Company and the Bank
 since 1996.  Prior to
 joining the Bank in 1994,
 Mr. Passerino was in
 charge of loan production
 for St. Thomas Capital
 Corp.

Mary E. Darter                    38         -              -              500               *
Executive Vice President of
 the Company and the Bank.
 Prior to joining the Bank
 in 1994, Ms. Darter was in
 charge of the warehouse
 line of credit division
 and bulk acquisitions of
 Imperial Credit
 Industries/Southern
 Pacific Thrift and Loan.

Stock Ownership of all             -         -              -          583,797              9.0%
 Directors and Executive
 Officers as a Group
 (8 persons)

______________________
 *   Does not exceed 1.0% of the Company's outstanding securities.
(1)  Includes years of service as a director of the Bank.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).
(3) Does not include any shares issuable pursuant to outstanding options, none of which may be exercised until November 21, 1999.
(4) As of April 28, 1999, there were 6,483,145 shares of Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires the Company's officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Meetings of the Board of Directors and Committees of the Board of Directors of the Company

          The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of its committees.
The Board of Directors of the Company meets monthly and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1998, the Board of Directors of the Company held six meetings. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during 1998. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

          Audit Committee. The Audit Committee of the Company consists of Messrs. Keller and Goddard. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit, and is responsible for ensuring that the Company's activities are being conducted in accordance with applicable laws and regulations. The Audit Committee of the Company met eight times during 1998.

          Nominating Committee. The Board of Directors acted as Nominating Committee for the 1999 Annual Meeting. The Board of Directors considered and recommended the nominee for director to stand for election at the Company's annual meeting of shareholders. The Company's Certificate of Incorporation and Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act.

          Personnel/Compensation Committee. The Personnel/Compensation Committee of the Company consists of Messrs. Goddard and Johnson. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of the Company and the Bank. The Personnel/Compensation Committee met four times in 1998.

Directors' Compensation

          Directors' Fees. Currently, all outside directors of the Company receive a monthly retainer of $1,500, while the Chairman of the Board of the Company receives a monthly retainer of $2,000. Outside directors of the Bank receive a retainer of $950 per month for serving on the Bank's Board of Directors.

          Option Plans. The Company maintains the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan (the "1996 Option Plan"), under which all directors who are not also employers of the Company or the Bank are eligible to receive options to purchase Common Stock. Under the 1996 Option Plan, each outside director was granted non-statutory options to purchase 9,180 shares of Common Stock at an exercise price of $3.33, which was the fair market value of the shares on the effective date of the grant. Options become exercisable in three (3) equal annual installments commencing on November 21, 1999.

          The Company also maintains 1997 Stock Option Plan, under which all directors who are not also employees of the Company are eligible to receive options to purchase Common Stock. Under the 1997 Option Plan, each outside director was granted non-statutory options to purchase 17,500 shares of Common Stock at an exercise price of $11.00, which was the fair market price on the date of the grant. Options become exercisable in three equal annual installments commencing on June 30, 2000. In addition, upon joining the Board of Directors of the Company, Mr. Riley was granted options to purchase 3,500 shares of Common Stock under the 1997 Stock Option Plan at an exercise price of $18.50 per share, which such options become exercisable in three equal annual installments commencing on July 22, 2000.

Executive Compensation

          The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company or the Bank. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Board of Directors of the Company, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

          During the 1998 fiscal year, the Compensation Committee of the Board of Directors of the Company was comprised of Messrs. Johnson and Goddard and the Personnel/Compensation Committee of the Board of Directors of the Bank was comprised of Messrs. Johnson, Goddard and Keller (together, the "Committees"). The Boards of Directors of the Company and the Bank delegate to the respective committees the responsibility for developing and administering policies which govern the total compensation program for the executive officers of the Company and the Bank. The Compensation Committee of the Company also administers the Company's stock option plans.

          The goal of the Company's and the Bank's executive compensation programs is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests more closely with those of the Company and its stockholders. In furtherance of this goal, the program consists of three main components: (1) base salary; (2) bonuses, which are either discretionary or based on Company or Bank performance; and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

          Executive Compensation. Base salaries for the executive officers are established by the Committees based on the recommendations of management which considers, and applies subjectively as appropriate, individual performance and achievement, areas of responsibility, position, the extent to which the officers' skills are in demand and internal and external comparability.

          Of the Company's and the Bank's executive officers, two are eligible to receive bonuses based on Company performance under the terms of the Company's cash bonus plan (the "Bonus Plan"). See "--Cash Bonus Plan." The other executive officer is a commissioned employee who receives a fixed annual salary and commissions based on the number of loans he originated. In addition, he is entitled to discretionary bonuses based on his performance respective to the Company's performance.

          The Committees believe that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, the Bank, and the Company, in connection with its initial public offering, have granted, and will continue to grant, key employees stock options pursuant to the Option Plans. The Compensation Committee of the Company grants options upon the recommendations of management. As of December 31, 1998, the Company's and the Bank's three executive officers held options to acquire 273,040 shares of the Company's Common Stock.

          Cash Bonus Plan. In February 1996, the Bank adopted a cash bonus plan for employees of the Bank, except for commissioned employees and employees with employment contracts, which provided for a performance-based cash bonus based on the Bank's performance. For fiscal year 1998, no bonuses were paid pursuant to the Bonus Plan.

          Executive Compensation--Chief Executive Officer. In order to ensure continuity of management during the period prior to the holding company reorganization of the Bank and the concurrent initial public offering by the Company, at the recommendation of the Committees, the

Bank and the Company entered into a Letter Agreement with Mr. Perl effective January 1, 1997, which was replaced by employment agreements between the Company and the Bank and Mr. Perl upon consummation of the initial public offering on June 30, 1997 (collectively, the "Employment Agreements"). Mr. Perl's compensation during fiscal year 1998 was determined pursuant to the terms of the Letter Agreement, which provided that he would receive a base salary of $400,000 per year, plus a bonus equal to 8.0% of the average after tax net income of the Company and the Bank in excess of a 10.0% return on average equity, as defined in the Letter Agreement.

          Upon consummation of the reorganization and the initial public offering, Mr. Perl's compensation was determined according to the terms of the Employment Agreements. The Bank Employment Agreement provides that Mr. Perl receive a Base Salary of $150,000 per year, while the Company Employment Agreement provides that he receive a Base Salary of $250,000 per year, plus a bonus equal to 8.0% of the after tax net income of the Company in excess of a 10% return on average equity, as defined in the Employment Agreements. The Committees determined that the Employment Agreements aligned management and stockholder interest by linking a substantial portion of Mr. Perl's cash compensation to after-tax earnings, with the result that Mr. Perl's compensation improved directly in relation to improved Company profitability.

          In addition to the Employment Agreements, Mr. Perl was granted 25,000 options to purchase Common Stock of the Company in connection with the initial public offering, with an exercise price set at the initial public offering price. The options granted vest in three equal annual installments beginning on June 27, 2000. The Compensation Committee believed that the grant of options to Mr. Perl was necessary to retain his services which the Committee feels are instrumental to the long-term success of the Company, and the options, in connection with the vesting period, provide the appropriate level of long-term incentive to foster continued strong growth in stockholder values. Considering the compensation arrangements in the Employment Agreements and the number and vesting period of the stock options granted to Mr. Perl, the Compensation Committee believes that his compensation is primarily performance based.

                     Compensation Committee of the Company

           Milton E. Johnson                         John D. Goddard

                  Personnel/Compensation Committee of the Bank

           Milton E. Johnson     John D. Goddard     Edgar C. Keller

          Stock Performance Graph. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock based on the market price of the Common Stock with the cumulative total return of U. S. companies on the Nasdaq Stock Market Index and Nasdaq Financial Stocks Index for the period beginning on June 25, 1997, the day the Company's Common Stock began trading, through March 31, 1999. The data used to prepare the graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business. The graph was derived from a very limited period of time, and reflects the market's reaction to the initial public offering of the Common Stock and, as a result, may not be indicative of possible future performance of the Company's Common Stock.

                           LIFE Financial Corporation
                            Total Return Performance


                       [PERFORMANCE GRAPH APPEARS HERE]


                                    Summary
                                    -------

Index                           6/25/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98   3/31/99
-----------                     -------   -------   --------   -------   -------   -------   --------   -------
LIFE Financial Corporation       100.00    136.11      93.52    148.15    135.19     37.50      34.26     23.15
Nasdaq Stock Market              100.00    116.67     109.27    127.87    131.36    118.66     153.97    172.11
Nasdaq Financial Stocks          100.00    117.07     126.16    133.73    130.26    107.84     122.27    119.18

          Summary Compensation Table. The following table shows, for the years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and the Bank, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the other executive officers of the Company who received compensation in excess of $100,000 ("Named Executive Officers").

                                                                               Long-Term
                                       Annual Compensation (1)            Compensation Awards      Payouts
                                  -----------------------------------   ------------------------   -------
                                                               Other    Restricted   Securities
                                                              Compen-     Stock      Underlying     LTIP      All Other
                                   Salary                      sation     Awards      Options/     Payouts   Compensation
                           Year     ($)       Bonus ($)        ($)(2)     ($)(#)     SARS (#)(4)   ($)(%)       ($)(6)
-------------------------------------------------------------------------------------------------------------------------
Daniel L. Perl             1998   $400,000   $      -0-         ----       ----              0      ----        $2,500
   President and Chief     1997    400,000      902,731(9)      ----       ----         25,000      ----         2,375
   Executive Officer       1996     75,000    1,464,374(7)      ----       ----        192,960      ----         2,370

Joseph R.L. Passerino      1998   $ 42,000   $  507,292(10)     ----       ----              0      ----        $2,500
   Senior Vice President   1997     42,000      327,055(9)      ----       ----         15,000      ----         2,375
                           1996     29,000      217,199(8)      ----       ----         12,540      ----         2,300

Mary E. Darter             1998   $115,959   $      -0-         ----       ----              0      ----        $2,500
   Executive Vice          1997     81,265       37,334(9)      ----       ----         15,000      ----         1,709
   President               1996     62,100        5,306(8)      ----       ----         12,540      ----         1,326
-------------------------------------------------------------------------------------------------------------------------

_______________________________
(1) Under Annual Compensation, the column titled "Salary" includes amounts deferred by the Named Executive Officer pursuant to the Bank's 401(k) Plan, as hereinafter defined.
(2) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.
(3) For 1998 and 1997, the Company and the Bank had no restricted stock plans in existence.
(4) Shares subject to options granted to Mr. Perl, Mr. Passerino and Ms. Darter under the Option Plans. See "Option Plans."
(5) For 1998 and 1997, there were no payouts or awards under any long-term incentive plan.
(6)  Includes employer contributions to the Bank's 401(k) Plan.
(7)  Includes $1,079,185 earned by Mr. Perl during 1996 which was paid in 1997.
(8)  Bonuses earned in 1996 were paid in 1997.
(9)  Bonuses earned in 1997 were paid in 1998.
(10) Includes commissions based on loans originated and performance-based discretionary bonus.


Employment Agreements

          The Bank and the Company have entered into employment agreements (collectively, the "Employment Agreements") with Mr. Perl. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Mr. Perl.

          The Employment Agreements provide for three-year terms for Mr. Perl. The Bank Employment Agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of Mr. Perl. The term of the Company Employment Agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The Bank and Company Employment Agreements provide that Mr. Perl's salary will be reviewed annually. The Bank Employment Agreement provides that Mr. Perl will receive a Base Salary of $150,000 per year while the Company Employment Agreement provides that he will receive a Base Salary of $250,000 per year (together, the "Base Salary"), plus a bonus equal to 8.0% of the average of the after tax net income of the Company in excess of 10% return on average equity, as defined in the Employment Agreements ("Bonus"). Such Base Salary is pro rated between the Bank and the Company depending upon the duties performed for and the obligations to each of the Bank and the Company, respectively, while the Bonus shall be paid by the Company. The Bonus for each year shall be payable by the Company no later than March 15 of the following year. In addition to the Base Salary and Bonus, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits substantially equivalent to those in which Mr. Perl was participating or otherwise deriving benefit from immediately prior to the beginning of the terms of the Employment Agreements. The Employment Agreements provide for termination by the Bank or the Company for cause as defined in the Employment Agreements at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause, or in the event of Mr. Perl's resignation from the Bank or the Company upon: (i) failure to re-elect Mr. Perl to his current offices; (ii) a material change in Mr. Perl's functions, duties or responsibilities; (iii) a relocation of Mr. Perl's principal place of employment by more than 30 miles; (iv) a material reduction in the benefits or perquisites to Mr. Perl from those being provided at the effective date of the Employment Agreement, unless consented to by Mr. Perl or such reduction is part of a nondiscriminatory reduction applicable to all employees; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, Mr. Perl or, in the event of death, his beneficiary would be entitled to receive, pursuant to the Bank Employment Agreement, those payments due to Mr. Perl for the remaining term of the Employment Agreement or, pursuant to the Company Employment Agreement, an amount equal to three times his Base Salary under that Employment Agreement for the preceding year plus two times his Bonus for the preceding year; provided, however, that in the event that the Boards of Directors determine that such payment would have a material adverse affect on the Company's financial condition or results of operations, then the Company and the Bank shall pay Mr. Perl two times the previous year's Base Salary under that Employment Agreement, Common Stock of the Company having a fair market value equal to one times the previous year's Base Salary under that Employment Agreement and two times the previous year's Bonus. The Bank and the Company would also continue to pay for Mr. Perl's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Under certain circumstances, upon any termination of Mr. Perl, he is subject to a non-compete and liquidated damages provision and a confidentiality provision relating to information in his possession regarding the Company or the Bank. In the event that Mr. Perl thereafter breaches the non-compete provision, the Employment Agreements provide that he shall pay the Bank and the Company, in the aggregate, $500,000, as liquidated damages, in which event the non-compete provision will expire.

          Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, Mr. Perl or, in the event of his death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue Mr. Perl's life, health, and disability coverage for thirty-six months.

          Payments to Mr. Perl under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event the Bank is not in compliance with its minimum capital requirements or if any payment under the Bank Employment Agreement would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or Successor thereto is in capital compliance. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by Mr. Perl pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if Mr. Perl is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify Mr. Perl to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Bank or the Company during 1998, the total amount of payments due under the Agreements, based on Base Salary and Bonus as reported in the Summary Compensation Table would have been $3.5 million.

          Option Plans. The Company maintains the 1996 Stock Option Plan and the 1997 Stock Option Plan, under which all employees of the Company are eligible to receive options to purchase Common Stock. The Plans provide discretionary awards to officers and key employees as determined by a committee of non-employee directors. The following table lists all grants of options under the 1997 Stock Option Plan to the Named Executive Officers for fiscal 1998 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

          The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock. No stock appreciation rights were granted to Named Executive Officers during the year ended December 31, 1998.

                       Fiscal Year-End Option/SAR Values

                                                               Value of
                                   Number of Securities       Unexercised
                                  Underlying Unexercised      In the Money
                                     Options/SARs at         Option/SARs at
                                    Fiscal Year End(#)     Fiscal Year End($)
                                  ----------------------   ------------------
             Name                    Unexercisable(1)       Unexercisable(2)
-------------------------------   ----------------------   ------------------
Daniel L. Perl.................          0/217,960                $0/0
Joseph R.L. Passerino..........          0/ 27,540                 0/0
Mary E. Darter.................          0/ 27,540                 0/0

-------------------
(1) 192,960 of Mr. Perl's options and 12,540 of Mr. Passerino's and Ms. Darter's options have an exercise price of $3.33 and become exercisable at an annual rate of 33.3% beginning November 21, 1999. 25,000 of Mr. Perl's options and 15,000 of Mr. Passerino's and Ms. Darter's options have an exercise price of $11.00 and become exercisable at an annual rate of 33.3% beginning on June 30, 2000. The options will expire ten (10) years from the date of grant.
(2) Based on market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 1998 was $4.625.


Transactions With Certain Related Persons

          The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

          The Bank's current policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features.

          It is the policy of the Company that all transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

                    PROPOSAL 2.  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

          The Company's independent auditors for the fiscal year ended December 31, 1998 were Deloitte & Touche LLP. The Company's Board of Directors has reappointed Deloitte & Touche LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1999, subject to ratification of such appointment by the shareholders.

          Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

          Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

Shareholder Proposals

          To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than January 10, 2000. If such annual meeting is held on a date more than 30 calendar days from June 10, 2000, a stockholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

          The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the shareholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. Unless notice that stockholder intends to present a proposal at the Company's 1999 Annual Meeting of Stockholders was received by the Company on or before March 10, 1999, the Company will have discretionary authority to vote on any stockholder proposal presented at the meeting.

Other Matters Which May Properly Come Before the Meeting

          The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

          Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

                                      By Order of the Board of Directors


                                      /s/ JEFFREY BLAKE

                                      Jeffrey Blake
                                      Corporate Secretary
                                      Vice President

Riverside, California
May 17, 1999

          YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
                REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY
                   RETURN THE ACCOMPANYING PROXY CARD IN THE
                        ENCLOSED POSTAGE-PAID ENVELOPE.